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                                                                  EXHIBIT 11

                       XCELLENET, INC. AND SUBSIDIARIES

               Computation of Earnings Per Share of Common Stock
        For the Three and Nine Months Ended September 30, 1996 and 1995
                   (amounts in thousands, except per share)

                                                          For the Three Months Ended  For the Nine Months Ended
                                                                 September 30,              September 30,
                                                          --------------------------  -------------------------
                                                                 1996     1995             1996       1995
                                                          --------------------------  -------------------------
Weighted average number of common shares outstanding             7,238    7,526            7,190    7,433


Add  - Shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it
    applies to the computation of primary earnings per share      --        976              655    1,147
                                                               -------- --------      --------------------

Number of common and common equivalent shares outstanding        7,238    8,502            7,845    8,580

Add  - Additional shares of common stock assumed issued upon exercise of stock options using the "treasury stock"
    method as it applies to the computation of fully
    diluted  earnings per share                                     --       --                 84     --
                                                               -------- --------      --------------------

Number of common and common equivalent shares outstanding
  assuming full dilution                                         7,238    8,502            7,929    8,580
                                                                =======  =======       =========== =======


Net income                                                       ($375)    $449             $854   $2,691
                                                                =======  =======       =========== =======


Earnings per share:

    Primary                                                     ($0.05)   $0.05            $0.11    $0.31
                                                                =======  =======       =========== =======

    Fully diluted                                               ($0.05)   $0.05            $0.11    $0.31
                                                                =======  =======       =========== =======
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A single presentation of primary earnings per share is made on the Consolidated
Statements of Operations because the effect of assuming full dilution is insignificant in each period presented.